EXHIBIT 99.1

October 24, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE THIRD QUARTER AND THE NINE MONTHS ENDING SEPTEMBER 30, 2008

Highlights for the quarter ending September 30, 2008 and for the first nine months of 2008:

•                  Total net loans increased $25,793,000 or 16.04% to $186,578,000 as of September 30, 2008 compared to $160,785,000 as of September 30, 2007.  On a linked quarter basis net loans increased $6,490,000 or 3.6% for the three month period from June 30, 2008 to September 30, 2008.

•                  Total deposits decreased 3.83% or $8,502,000 to $213,392,000 as of September 30, 2008 compared to $221,894,000 as of September 30, 2007.  Deposits increased 1.86% or $3,900,000 from June 30, 2008 to September 30, 2008.

•                  A cash dividend of 25-cents per share was paid to shareholders of record as of September 30, 2008.  This is the second cash dividend paid to shareholders in 2008.  The prior 25-cents per share dividend was paid to shareholders of record as of March 31, 2008.

•                  Net interest income was $8,569,000 for the nine months ending September 30, 2008 compared to $9,797,000 as of September 30, 2007.  This represents a decrease of 12.53%.  Net interest income declined 12.56% to $2,883,000 from $3,297,000 for the respective quarters ending September 30, 2008 and 2007.

•                  Earnings for the nine months ending September 30, 2008 were $1,251,000 compared to $2,347,000 for the like period in 2007, a decrease of 46.7%. Earnings for the quarter ended September 30, 2008, were $349,000, a decrease of 53.8% over the earnings for the like quarter in 2007.

•                  Fully diluted earnings per share were $0.64 for the nine months ending September 30, 2008 compared to $1.16 per share for the like period in 2007, a 44.8% decrease.  Fully diluted earnings per share for the three months ending September 30, 2008 were $0.18 compared to $0.37 per share for the like period in 2007, a decrease of 51.4%.

•                  Return on average assets was 0.67% for the nine months ending September 30, 2008 compared to 1.28% for the same period in 2007.  Return on average assets for the three months ending September 30, 2008 was 0.55% compared to 1.22% for the same period in 2007.

•                  The Company’s net interest margin was 5.07% for the nine months ending September 30, 2008 compared to 6.05% for the same period in 2007.  Net interest margin for the three months ending September 30, 2008 was 5.01% compared to 6.01% for the same period in 2007.

•                  The credit portfolio continues to be sound with non accrual loans standing at $1,481,000 as of September 30, 2008, or .80% of net loans.  This compares to $900,000 as of June 30, 2008, $2,119,000 as of March 31, 2008 and $2,175,000 as of December 31, 2007.  The allowance for loan losses increased to 0.96% as of September 30, 2008 from 0.92% as of June 30, 2008 compared to 1.04% as of September 30, 2007. The .08 basis point decrease in reserves for like periods ending September 30, 2008 and 2007 is primarily due to the significant loan growth. $200,000 was added to the allowance for loan losses for the nine months ended September 30, 2008, of which $160,000 was added in the third quarter primarily due to the loan growth coupled with the reclassification of several loans.

•                  The Bank’s liquidity ratio as of September 30, 2008 was 20.1% compared to the Company’s policy limit of 20%.  To augment liquidity the Bank also has two secured credit arrangements with Federal Home Loan Bank totaling $57.6 million and a $5.9 million unsecured borrowing arrangement with two correspondent banks. On July 9, 2008 the Company entered into a one year advance with FHLB for $5,000,000 at a fixed rate of 2.91%, and on September 30, 2008 the Company had an overnight short term borrowing of $4,500,000.

FINANCIAL PERFORMANCE

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

The Company’s earnings were down 46.72%, when you compare the nine month period ending September 30, 2008 to September 30, 2007 at $1,251,000 and $2,347,000 respectively.  Net income for the quarter ending September 30, 2008 declined 53.77% to $349,000, compared to $755,000 for the period ending September 30, 2007.  The decline in the third quarter was due to a $413,000 or 12.53% decrease in the Company’s net interest income.  This is primarily the result of a 325 basis point drop in the prime lending rate to 5%, which represents a 39.39% drop in the prime lending rate in one year.  This represents a 44.83% decline in earnings per share on a fully diluted basis, from $1.16 for the nine months ending September 30, 2007 to $0.64 for the period ending September 30, 2008.

The Company’s return on average assets for the nine months ending September 30, 2008, was 0.67% compared to 1.28% as of September 30, 2007.  This represents a 47.88% reduction in return on average assets for the nine months ending September 30, 2008.  Return on average assets was 0.55% for the quarter ending September 30, 2008, compared to 1.22% for the like period in 2007.  Return on average equity was 7.71% for the nine months ending September 30, 2008, compared to 15.71% for a like period in 2007.  Return on average equity for the three months ending September 30, 2008 was 6.47%, compared to 14.77% for a like period in 2007.

OPERATING EFFICIENCY

The Company’s efficiency ratio was 76.72% as of September 30, 2008, compared to 63.50% as of September 30, 2007.  The Company’s efficiency ratio stood at 76.19% as of June 30, 2008.  This was primarily due to the decrease in the Bank’s net interest margin, and increase in non-interest expense through these changing economic times. The increase in non-interest expense was primarily attributed to legal fees related to the collection of non-accrual loans coupled with an increase in FDIC assessments.

LOAN GROWTH AND CREDIT QUALITY

Total net loans increased to $184,787,000 from $159,103,000 or 16.14% from September 30, 2007 to September 30, 2008.  On a linked quarter basis, total net loans increased from $180,088,000 as of June 30, 2008, to $186,578,000 as of September 30, 2008 or 3.60%.  The Bank has maintained its overall underwriting standards and the credit quality of the Company’s loan portfolio.  There were two non accrual loans totaling $1,481,000 as of September 30, 2008, compared to one loan totaling $900,000 as of June 30, 2008 and three loans totaling $2,119,000 as of March 31, 2008 and three loans totaling $2,175,000 as of December 31, 2007.  Charge offs to average loans were 0.06% for the nine months ending September 30, 2008, compared to 0.04% for the same period ending September 30, 2007. Loan charge offs totaled $89,000 for the nine month period ended September 30, 2008 and $26,000 for the quarter end that date.

“Our emphasis on building banking relationships for the past twenty-two years has had a positive effect on the Bank during these turbulent economic times.  Results of our ongoing business development efforts continue to pay dividends in both loans and deposits.  We are confident that our consistency and the relationships we have built over the years, benefits us now, as well as into the future,” said Larry H. Putnam, President and Chief Executive Officer.

DEPOSIT GROWTH

We have seen a decrease in deposits for the last twelve months of 3.83% to $213,392,000 as of September 30, 2008 compared to $221,894,000 as of September 30, 2007.  Deposits as of September 30, 2008 increased 1.86% or $3,900,000 since June 30, 2008, when total deposits stood at $209,492,000.  We continue to see the mix change in our deposits as non-interest bearing demand deposits decreased $3.0 million during the nine month period ending September 30, 2008 compared to a decrease of $1,200,000 during the nine month period ending September 30, 2007.  Interest bearing demand deposits increased $922,000, money market accounts increased $2,600,000, savings increased $412,000, certificates of deposits over $100,000 decreased $801,000 and other time certificates increased $674,000 during the nine month period ending September 30, 2008. These changes are primarily due to the current interest rate structure, strong competition for deposits, and alternative investment opportunities available to our customers.  This has been complicated by the instability in the overall financial markets.  Despite the instability in the financial markets, we experienced growth in deposits in the most recent quarter.

NET INTEREST INCOME AND NET INTEREST MARGIN

For the nine months ended September 30, 2008 net interest income decreased to $8,569,000 as of September 30, 2008 compared to $9,797,000 as of September 30, 2007 or 12.53%.  The net interest income for the quarter ending September 30, 2008 was $2,883,000 compared to $3,297,000 for the quarter ending September 30, 2007, a reduction of 12.53%.  The net interest margin for the quarter ending September 30, 2008 was 5.01% compared to 6.01% for the quarter ending September 30, 2007, which represents a 16.64% decrease.  The net interest margin for the nine months ending September 30, 2008 was 5.07% compared to 6.05% for a like period in 2007 and represents a 16.20% decrease.  The decrease in the net interest margin was primarily due to the rate on total earning assets decreasing 145 basis points from 8.20% as of September 30, 2007 to 6.85% as of September 30, 2008, which was the result of the Federal Reserve Bank’s interest rate reduction policy decisions.  The Bank’s prime lending rate decreased 3.25% or 39.39% during the past year.  Rates on interest bearing liabilities decreased from 3.31% for the nine months ending September 30, 2007 to 2.68% for the like period ending September 30, 2008.  This represents a 19.03% decrease in cost of funds. The greater reduction in rates on average earning assets for the nine months ended September 30, 2008 decreased 135 basis points and has resulted in a lower net interest margin.

PROVISON FOR LOAN LOSSES

The Bank placed $200,000 in provisions to the loan loss reserve for the nine months ended September 30, 2008, primarily due to the 16.04% growth in loans during the past year and some softening in the loan portfolio.  No provisions were made in 2007.  The provision for loan and lease losses stands as a percentage of total loans at 0.96% as of September 30, 2008.  This compares to 1.04% as of September 30, 2007.  The loan loss reserve stands at $1,791,000 as of September 30, 2008 compared to $1,682,000 as of September 30, 2007. Based on an analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of September 30, 2008.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $21.4 million as of September 30, 2008 compared to $20.5 million as of September 30, 2007.  Total capital to risk weighted assets for the Bank stands at 13.04% as of September 30, 2008 compared to 13.80% as of September 30, 2007.  Tier I Capital to assets ratio increased to 9.68% as of September 30, 2008 from 9.65% as of September 30, 2007.

The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank.  Tier I Capital increased 3 basis points between September 30, 2007 and September 30, 2008 and stands at 9.68%.  Total Capital to Risk weighted assets decreased 76 basis points to 13.04% as of September 30, 2008 compared to 13.80% as of September 30, 2007.

As previously stated the Bank is “well capitalized” in all regulatory categories.  Santa Lucia Bancorp holds approximately $1 million in liquid assets that could be injected as additional capital to the Bank if necessary.

Effective April 28, 2006, the Company issued a series of Trust Preferred Securities in the amount of $5.0 million.  Of this $5.0 million, the Company contributed $3.0 million to the Bank and retained $2.0 million at the holding company level.  These securities are classified as long-term debt on the balance sheet.

THE COMPANY AND ITS BUSINESS STRATEGY

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current turmoil in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)			(in thousands, except share data and ratios)
	Unaudited			Unaudited
	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2008	2007	Change	2008	2007	Change
Summary of Operations:
Interest Income	$3,793	$4,505	-15.80%	$11,582	$13,279	-12.78%
Interest Expense	910	1,208	-24.67%	3,013	3,482	-13.47%
Net Interest Income	2,883	3,297	-12.56%	8,569	9,797	-12.53%
Provision for Loan Loss	160	—	n/a	200	—	n/a

Net Interest Income After Provision for Loan Losses	2,723	3,297	-17.41%	8,369	9,797	-14.58%
Noninterest Income	248	246	0.81%	867	792	9.47%
Noninterest Expense	2,434	2,274	7.04%	7,238	6,721	7.69%

Income Before Income Taxes	537	1,269	-57.68%	1,998	3,868	-48.35%
Income Taxes	188	514	-63.42%	747	1,521	-50.89%

Net Income	$349	$755	-53.77%	$1,251	$2,347	-46.70%

Cash Dividends Paid	$481	$484	-0.62%	$963	$871	10.56%

Per Share Data:
Earnings Per Share - Basic	$0.18	$0.39	-53.85%	$0.65	$1.21	-46.28%
Earnings Per Share - Diluted	$0.18	$0.37	-51.35%	$0.64	$1.16	-44.83%
Dividends	$0.25	$0.25	0.00%	$0.50	$0.45	11.11%
Book Value	$11.13	$10.57	5.30%	$11.13	$10.57	5.30%

Common Outstanding Shares:	1,923,053	1,936,773	-0.71%	1,923,053	1,936,773	-0.71%

Statement of Financial Condition Summary:
Total Assets				$253,911	$251,767	0.85%
Total Deposits				213,392	221,894	-3.83%
Total Net Loans				184,787	159,103	16.14%
Allowance for Loan Losses				1,791	1,682	6.48%
Total Shareholders’ Equity				21,405	20,481	4.51%

Selected Ratios:
Return on Average Assets	0.55%	1.22%	-54.97%	0.67%	1.28%	-47.88%
Return on Average Equity	6.47%	14.77%	-56.20%	7.71%	15.71%	-50.96%
Net interest margin	5.01%	6.01%	-16.64%	5.07%	6.05%	-16.20%
Average Loans as a Percentage of Average Deposits	85.46%	73.22%	16.73%	82.62%	75.10%	10.01%
Allowance for Loan Losses to Total Loans	0.96%	1.04%	-7.69%	0.96%	1.04%	-7.69%
Tier I Capital to Average Assets - “Bank Only”				9.68%	9.65%	0.31%
Tier I Capital to Risk-Weighted Assets - “Bank Only”				11.77%	12.28%	-4.15%
Total Capital to Risk-Weighted Assets - “Bank Only”				13.04%	13.80%	-5.51%